Exhibit 99.1

COMSovereign Executes on $10 Million Investment from The Lind Partners

- Investment Proceeds will Provide Working Capital for Continued Growth -

DALLAS, TX – May 28, 2021 – COMSovereign Holding Corp. (NASDAQ: COMS) ("COMSovereign" or the "Company"), a U.S.-based developer of 4G LTE Advanced and 5G Communication Systems and Solutions, today announced it has signed a funding agreement for gross proceeds of $10,000,000 (the “Investment”) with Lind Global Asset Management IV, LLC, an investment entity managed by The Lind Partners, a New York based institutional fund manager (together “Lind”).

“Today’s transaction provides additional liquidity for COMSovereign, allowing us to further invest in increased production across our business units. This capital will enable us to fulfil additional customer purchase orders and advance the ongoing build-out of our Tucson facility, supporting our drone and in-house radio manufacturing activities. I’m especially pleased that Lind, a significant investor in our public offering earlier this year, is demonstrating their continued confidence in COMSovereign through this new investment,” said Dan Hodges, Chairman and CEO of COMSovereign Holding Corp. “With this capital, we also are advancing our strategic acquisition efforts, including closing on the Innovation Digital transaction which brings with it immediate licensing revenue, a blue-chip roster of customers and valuable, unmatched intellectual property.”

“COMSovereign is at the forefront of ‘Made in America’ wireless 5G technology and is led by an exceptional team. That is why we invested in the company earlier this year and is why we are pleased to support their growth plans now with this additional investment,” said Phillip Valliere, Managing Director at The Lind Partners.

The Investment is in the form of a 10% Original Issue Discount convertible note in the principal amount of $11,000,000 that has a 24-month maturity and a fixed conversion price of $4.50 per share of common stock, subject to adjustment, and warrants to purchase 1,820,000 shares of common stock with an exercise price of $4.50 per share, subject to adjustment. COMSovereign is required to make monthly principal and interest payments, with interest at the rate of 6 percent per annum on the unpaid principal amount of the convertible note, commencing six months after closing. The Company has the right to make principal and interest payments, in whole or in part, in cash or in shares of common stock, subject to certain conditions, and the right to prepay the convertible note at any time with no penalty, subject to the right of the holder to convert up to 25% of the principal amount to be repaid into common stock at the lesser of the conversion price or a price per share tied to the recent market price of the common stock prior to such repayment.

Kingswood Capital Markets, division of Benchmark Investments, Inc., is acting as financial advisor for the Investment.

For more information about COMSovereign, please visit www.COMSovereign.com and connect with us on Facebook and Twitter.

About COMSovereign Holding Corp.

COMSovereign Holding Corp. (Nasdaq: COMS) has assembled a portfolio of communications technology companies that enhance connectivity across the entire data transmission spectrum. Through strategic acquisitions and organic research and development efforts, COMSovereign has become a U.S.-based communications provider able to provide 4G LTE Advanced and 5G-NR telecom solutions to network operators and enterprises. For more information about COMSovereign, please visit www.COMSovereign.com.

About The Lind Partners

The Lind Partners is an institutional fund manager and leading provider of growth capital to small- and mid-cap companies publicly traded in the US, Canada, Australia and the UK. Lind makes direct investments ranging from US$1 to US$30 million, invests in syndicated equity offerings and selectively buys on market. Lind has completed more than 100 direct investments totaling over US$1 Billion in value and has been a flexible and supportive capital partner to investee companies since 2011. For more information, please visit www.thelindpartners.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, the impact of the current COVID-19 pandemic, which may limit access to the Company's facilities, customers, management, support staff, and professional advisors, and to develop and deliver advanced voice and data communications systems, demand for the Company's products and services, the availability of parts and components for the manufacture of products, economic conditions in the U.S. and worldwide, and the Company's ability to recruit and retain management, technical, and sales personnel. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Steve Gersten, Director of Investor Relations
COMSovereign Holding Corp.
813-334-9745
investors@comsovereign.com

External Investor Relations:
Chris Tyson, Executive Vice President
MZ Group - MZ North America
949-491-8235
COMS@mzgroup.us
www.mzgroup.us

and

Media Relations for COMSovereign Holding Corp.:
Michael Glickman
MWGCO, Inc.
917-397-2272
mike@mwgco.net